Exhibit 99.1

Contact:	Richard Pawlowski – Chief Financial Officer
952-294-1300

Famous Dave’s Announces Closure of Richmond Market

MINNEAPOLIS, December 29, 2014 - Famous Dave’s of America, Inc. (NASDAQ: DAVE) (“Famous Dave’s” or “the Company”) today announced that it has closed its three restaurants in the Richmond, Virginia area and anticipates incurring impairment charges at up to four additional company-owned restaurants. As a result, the Company expects to recognize expenses during fiscal 2014’s fourth quarter of up to approximately $4.5 million. These expenses primarily relate to the write-off of the book value of the related assets, net of estimated proceeds from the sale of these assets. The Company is currently in the process of determining the fair market value of these assets and expects to complete its valuation in the first quarter of 2015.

The Company indicated that on a pro forma basis, for full fiscal 2014, the closure of the three Richmond locations would have been accretive to diluted Adjusted Earnings per Share by approximately $0.04 and comparable same store sales would have increased by approximately 0.5% if they had been closed at the beginning of the year. The Company expects to generate cash from the sale of the real estate underlying the three locations.

Ed Rensi, CEO of Famous Dave’s said, “Fiscal 2014 marked the beginning of a transition for Famous Dave’s, a process that we expect to continue into 2015. The current leadership team continues to evaluate the performance of our legacy company-owned portfolio as we drive toward a return to positive same store sales and improved unit and company-level profitability, while we actively pursue our re-franchising strategy.

As we have stated before, the Company’s long term goal is to operate a portfolio of company-owned restaurants representing approximately 10% to 15% of the total system-wide restaurant base; this will create re-franchising opportunities, for both existing and new franchisees, for the majority of the remaining company-owned locations. We believe that this strategy will allow us to focus our human and financial capital on opportunities that will drive the greatest increase in company performance and long-term, per share, shareholder value.”

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company has 50 company-owned and franchises 139 additional units in 34 states, the Commonwealth of Puerto Rico, and one Canadian province. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the expected financial impact of restaurant closures and lease terminations, the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America,

Exhibit 99.1

Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.